ESCROW AGREEMENT
     This Escrow Agreement is entered into as of February 28, 2006, by and among Blackboard Inc., a Delaware corporation (the “Buyer”), Dennis Beckingham and Marc Poirier (the “Indemnification Representatives”) and American Stock Transfer & Trust Company (the “Escrow Agent”).
     WHEREAS, the Buyer and WebCT, Inc. (the “Company”) have entered into an Agreement and Plan of Merger dated October 12, 2005 (the “Merger Agreement”) by and among the Company, the Buyer and a subsidiary of the Buyer, pursuant to which such subsidiary will be merged (the “Merger”) into the Company which, as the surviving corporation (the “Surviving Corporation”), will become a wholly-owned subsidiary of the Buyer;
     WHEREAS, the Merger Agreement provides that an escrow fund will be established to secure the indemnification obligations of the stockholders of the Company receiving consideration pursuant to Section 1.5 of the Merger Agreement (collectively, the “Indemnifying Stockholders”) to the Buyer; and
     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Consent of Indemnifying Stockholders. The Indemnifying Stockholders have, by virtue of their approval of the Merger Agreement, consented to: (a) the establishment of this escrow to secure the Indemnifying Stockholders’ indemnification obligations under Article VI of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Stockholder, and the taking by the Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.
     2. Escrow and Indemnification.
          (a) Escrow Fund. Simultaneously with the execution of this Agreement, the Buyer or the Transitory Subsidiary shall deposit with the Escrow Agent, by wire transfer or delivery of a check of the Buyer payable to the Escrow Agent, the sum of $18,000,000, as determined pursuant to Section 1.9 of the Merger Agreement. The Escrow Agent hereby acknowledges receipt of such sum. Such sum, together with any further sums deposited by the Buyer or the Surviving Corporation pursuant to the final sentence of Section 1.6(a) of the Merger Agreement and any interest earned thereon, is referred to herein as the “Escrow Fund.” The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Fund shall be invested in accordance with Section 4. The Escrow Agent agrees to hold the Escrow Fund in an escrow account subject to the terms and conditions of this Agreement.

          (b) Indemnification. The Indemnifying Stockholders have agreed in Article VI of the Merger Agreement, to indemnify and hold harmless the Buyer from and against specified Damages (as defined in the Merger Agreement), in accordance with and subject to the terms thereof. The Escrow Fund shall be security for such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement.
          (c) Transferability. The respective interests of the Indemnifying Stockholders in the Escrow Fund shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.
     3. Disbursement of Escrow Fund.
          (a) Disbursement by Escrow Agent. The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Indemnification Representatives and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Indemnification Representatives, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, or (iii) the provisions of Section 3(b) hereof.
          (b) Disbursement Following Termination Date. Within two business days after February 28, 2007 (the “Termination Date”), the Buyer and the Indemnification Representatives shall deliver to the Escrow Agent a written instrument that is executed by both the Buyer and the Indemnification Representatives and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund. Within five business days after the Termination Date, the Escrow Agent shall distribute to the Indemnifying Stockholders all of the Escrow Fund then held in escrow. Notwithstanding the foregoing, if the Buyer has delivered to the Escrow Agent on or before the Termination Date a copy of a Claim Notice (as defined in the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Buyer has delivered to the Escrow Agent on or before the Termination Date a copy of an Expected Claim Notice (as defined in the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date an amount equal to the Claimed Amount (as defined in the Merger Agreement) covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any funds so retained in escrow shall be disbursed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.
          (c) Method of Disbursement. Any distribution of all or a portion of the Escrow Fund to the Indemnifying Stockholders shall be made in accordance with the percentages set forth opposite such holders’ respective names on Attachment A hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Fund otherwise payable to an Indemnifying Stockholder who has not, according to a written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of stock of the Company or instrument formerly representing an option or warrant of the Company; and provided further that such Attachment A shall be appropriately revised by the Buyer in the event the Buyer or the Surviving Corporation deposits additional funds with the Escrow Agent pursuant to the final sentence of Section 1.6(a) of the Merger Agreement following the date of this Agreement. Any such withheld amounts shall be delivered to the Buyer promptly after the Termination Date, and shall be delivered by the Buyer to the Indemnifying Stockholders to whom such amounts would have otherwise been distributed promptly upon surrender of such certificates or instruments. Distributions to the Indemnifying Stockholders shall be made by mailing checks to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder). Pursuant to Section 1.16 of the Merger Agreement, the Escrow Agent has the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by law. Each of the Buyer and the Indemnification Representatives shall provide notice to the Escrow Agent (with a concurrent copy to the other parties) to the extent that it is aware of any such withholding obligations. To the extent that amounts are so withheld, such withheld amounts shall be treated as having been delivered to the Indemnifying Stockholder in respect of which such deduction and withholding was made.
     4. Investment of Escrow Fund.
          (a) Permitted Investments. Any monies held in the Escrow Fund shall be invested by the Escrow Agent, to the extent permitted by law and as directed by the Indemnification Representatives, in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and bankers’ acceptances) of domestic commercial banks which at the date of their last public reporting had total assets in excess of $500,000,000, (iii) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa and (iv) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clauses (i), (ii) and (iii). Absent receipt of specific written investment instructions from the Indemnification Representatives, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Fund. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.
          (b) Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund or any portion thereof in any tax year (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, shall be reported as allocated to such person or entity, and (ii) otherwise shall be reported as allocated to the Indemnifying Stockholders, based on the percentages set forth on Attachment A.
          (c) Certification of Tax Identification Number. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Fund is credited to such Escrow Fund. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund.
     5. Fees and Expenses. The Buyer shall (a) pay all of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are set forth on Attachment B hereto, and (b) reimburse the Escrow Agent for all of its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Agreement.
     6. Limitation of Escrow Agent’s Liability.
          (a) Limitation on Liability. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.
          (b) Indemnification. The Buyer and the Indemnifying Stockholders agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Buyer, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be liable for one-half of such amounts. Notwithstanding the foregoing, the Buyer shall be liable for any amounts owed to the Escrow Agent pursuant to this Section 6(b) that are in excess of the amount then remaining in the Escrow Fund.
     7. Liability and Authority of Indemnification Representatives; Successors and Assignees.
          (a) Limitation on Liability. The Indemnification Representatives shall incur no liability to the Indemnifying Stockholders with respect to any action taken or suffered by them in reliance upon any notice, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Indemnification Representatives shall not be liable to the Indemnifying Stockholders for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice. The Indemnification Representatives are authorized by the Indemnifying Stockholders to incur expenses on behalf of the Indemnifying Stockholders in acting hereunder. If the Indemnification Representatives shall incur any loss, cost or expense in connection with their acting as such, the Indemnifying Stockholders will, on the written request of the Indemnification Representatives, reimburse the Indemnification Representatives for a proportionate amount thereof, determined on a pro rata basis based on the percentage of the aggregate Consideration received by each such Indemnifying Stockholder pursuant to the Merger Agreement. Without limiting the generality of the foregoing, the Indemnification Representatives are authorized to deduct from any payment due to the Indemnifying Stockholders from the Escrow Fund the amount of such reimbursement, provided that, with respect to amounts still subject to claims by the Buyer, no such deduction from the Escrow Fund shall be made without the consent of the Buyer. The parties hereto understand and agree that the Indemnification Representatives are acting solely on behalf of and as agents for the Indemnifying Stockholders and not in their personal capacity, and in no event shall the Indemnification Representatives be personally liable to the Indemnifying Stockholders hereunder.
          (b) Indemnification. Each Indemnifying Stockholder agrees to indemnify the Indemnification Representatives, on a pro rata basis based on the percentage of the aggregate Consideration received by each Indemnifying Stockholder pursuant to this Agreement, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Indemnification Representatives in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Indemnifying Stockholder shall be liable for any of the foregoing to the extent they arise from an Indemnification Representative’s gross negligence or willful misconduct. An Indemnification Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless he shall first be fully indemnified to his reasonable satisfaction by the Indemnifying Stockholders against any and all liability and expense which may be incurred by him by reason of taking or continuing to take any such action.
          (c) Successor Indemnification Representatives. In the event of the death or permanent disability of any Indemnification Representative, or his or her resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent its appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Stockholder immediately prior to the effective time of the Merger). Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representatives, and the term “Indemnification Representatives” as used herein shall be deemed to include successor Indemnification Representatives
          (d) Power and Authority. The Indemnification Representatives, acting jointly but not singly, shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives, acting by a majority thereof, shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors. All actions to be taken by the Indemnification Representatives hereunder shall be evidenced by, and taken upon, the written direction of both Indemnification Representatives.
          (e) Reliance by Escrow Agent. The Escrow Agent may rely on the Indemnification Representatives as the exclusive agents of the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.
     8. Amounts Payable by Indemnifying Stockholders. The amounts payable by the Indemnifying Stockholders to the Escrow Agent under this Agreement (i.e., the indemnification obligations pursuant to Section 6(b)) shall be payable solely as follows. The Escrow Agent shall notify the Indemnification Representatives of any such amount payable by the Indemnifying Stockholders as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall disburse such amount from the Escrow Fund (up to the amount then available in the Escrow Fund) to the party to whom such amount is owed in satisfaction of such indemnification obligations of the Indemnifying Stockholders; provided that if the Buyer or the Indemnification Representatives deliver to the Escrow Agent (with a copy to the Indemnification Representatives or the Buyer, as applicable), within five business days after delivery of such notice by the Escrow Agent, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not disburse the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.
     9. Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided that the provisions of Sections 6 and 7 shall survive such termination.
     10. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days’ prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representatives so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representatives, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

     11. General.
          (a) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.
          (b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.
          (c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
          (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (e) Notices. All notices, instructions and other communications hereunder shall be in writing. Any notice, instruction or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
If to the Buyer:
Blackboard Inc.
1899 L Street, N.W.
Washington, DC 20036
Attention: General Counsel
If to the Indemnification Representatives:
Dennis Beckingham
Senior Vice President and Chief Financial Officer
Thomson Learning
200 First Stamford Place, Suite 400
Stamford, CT 06902
Marc Poirier
Managing Director
@Ventures
200 Brickstone Square
Andover, MA 01810

If to the Escrow Agent:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Attention: General Counsel
Any party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the party to whom it is intended. Any party may change the address to which notices, instructions, or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.
          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
          (g) Amendments and Waivers. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and both of the Indemnification Representatives. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          (h) Submission to Jurisdiction. Each of the parties hereto (i) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) waives any claim of inconvenient forum or other challenge to venue in such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11(e), provided that nothing in this Section 11(h) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BLACKBOARD INC.
By /s/ Michael L. Chasen

/s/ Dennis Beckingham
DENNIS BECKINGHAM

/s/ Marc Poirier
MARC POIRIER

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer
Herbert J. Lemmer
Vice President